Comiskey Professional Corporation
& Company

February 27, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Dear Sirs:

We were previously principal accountants for Equicap, Inc. and we reported on the financial statements of Equicap, Inc. as of and for the year ended December 31, 2004. We have read Equicap, Inc.'s statements included under Item 4.01 of its Form 8-K dated February 27, 2006, and we agree with the statements therein regarding Comiskey & Company, P.C.

Very truly yours,

COMISKEY & COMPANY
PROFESSIONAL CORPORATION

By: [signature]
Jennifer Maliar, C.P.A.